Annex A

Covered Persons

Executive Officers of RMR Inc.

Name	Principal Occupation or Employment	Citizenship	Beneficial Ownership of Common Shares(1)
Adam D. Portnoy	President and Chief Executive Officer of RMR Inc.	U.S.	43,698,330
Matthew P. Jordan	Executive Vice President and Chief Operating Officer of RMR Inc.	U.S.	107,662
Matthew C. Brown	Executive Vice President, Chief Financial Officer and Treasurer of RMR Inc.	U.S.	25,742
Lindsey A. Getz	Executive Vice President, General Counsel and Secretary of RMR Inc. Secretary of the Issuer	U.S.	66,011
Christopher J. Bilotto	Executive Vice President of RMR Inc.	U.S.	298,369.387
Yael Duffy	Executive Vice President of RMR Inc.	U.S.	25,606

(1)	Beneficial ownership of Common Shares is as of the close of business on April 2, 2026.

Directors of RMR Inc.

Name	Principal Occupation or Employment	Business Address	Citizenship	Beneficial Ownership of Common Shares (1)
Adam D. Portnoy	President and Chief Executive Officer of RMR Inc.	N/A	U.S.	43,698,330
Matthew P. Jordan	Executive Vice President and Chief Operating Officer of RMR Inc.	N/A	U.S.	107,662
Ann Logan	Retired	N/A	U.S.	0
Rosen Plevneliev	Retired	N/A	BGR	0
Jonathan Veitch	Retired	N/A	U.S.	0
Walter C. Watkins, Jr.	Principal of WCW Enterprises, LLC	500 Griswold Street, Suite #2430, Detroit, Michigan 48226	U.S.	0

(1)	Beneficial ownership of Common Shares is as of the close of business on April 2, 2026.